UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2005 (December 1, 2005)

RANCON REALTY FUND IV, A CALIFORNIA

LIMITED PARTNERSHIP

(Exact name of Registrant as Specified in Charter)

California	0-14207	33-0016355
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 South El Camino Real, Ste. 1100, San Mateo, California 94402

(Address of principal executive offices)

Registrant’s telephone number, including area code: (650) 343-9300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 1, 2005, Rancon Realty Fund IV, a California limited partnership (the “Partnership”) completed a $24.1 million cross-collateralized refinancing of certain properties previously held by its wholly owned subsidiary, RRF IV Tri City Limited Partnership, a Delaware limited partnership (“Tri City”). Eight real property assets formerly held by Tri City were transferred to a newly formed wholly owned subsidiary of the Partnership, Rancon Realty Fund IV Subsidiary LLC, a Delaware limited liability company. The newly completed financing, loaned from The Variable Annuity Life Insurance Company, a Texas corporation, bears interest at a fixed rate of 5.46% per annum and has a maturity date of January 1, 2016.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the refinancing described in Item 1.01 above, Tri City terminated its existing financing arrangement, a ten year secured real estate loan from Bear Stearns Funding, Inc., a Delaware corporation, originally made on April 19, 1996 and which bore interest fixed at 8.744% per annum. The Partnership terminated the foregoing material definitive agreement pursuant to its terms, in order to obtain the new financing described in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2005	RANCON REALTY FUND IV, a California limited partnership

	By	Rancon Financial Corporation, a California corporation
Its General Partner

		By	/s/ Daniel L. Stephenson
Daniel L. Stephenson, President

	By	/s/ Daniel L. Stephenson
Daniel L. Stephenson General Partner